Exhibit 9

VOTING AGREEMENT

This VOTING AGREEMENT (this "Agreement") is made and entered into as of March 2, 2023, by and among Neil G. Bluhm, the NGB 2013 Grandchildren’s Dynasty Trust and Richard Schwartz (each, a "Stockholder," and together, the "Stockholders"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Charter (as defined below).

RECITALS

WHEREAS, the Stockholders are party to, among other things, (i) that certain Business Combination Agreement, dated as of July 27, 2020, by and among dMY Technology Group, Inc., a Delaware corporation ("PubCo"), Rush Street Interactive, LP, a Delaware limited partnership, dMY Sponsor, LLC, a Delaware limited liability company (the "Sponsor"), Rush Street Interactive GP, LLC, a Delaware limited liability company (the "Sellers' Representative"), and the other sellers party thereto, as amended and restated by that certain Amended and Restated Business Combination Agreement, dated as of October 9, 2020, by and among the parties thereto (as may be further amended, restated, amended and restated, or otherwise modified from time to time, the "Transaction Agreement") and (ii) that certain Investor Rights Agreement, dated as of December 29, 2020, by and among Rush Street Interactive, Inc., a Delaware corporation, the Sponsor, the Sellers' Representative, and the other parties thereto (the "Investor Rights Agreement");

WHEREAS, immediately prior to the consummation of the transactions contemplated by the Transaction Agreement in accordance with the terms and conditions thereof (such consummation, the "Closing"), PubCo, among other things, (i) changed its name to "Rush Street Interactive, Inc." and (ii) amended and restated its Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of PubCo substantially in the form attached to the Transaction Agreement (the "Charter");

WHEREAS, the Stockholders collectively own equity securities of PubCo representing a majority of the voting power of the voting securities of PubCo, and accordingly, PubCo currently qualifies as a "controlled company" under applicable rules of the securities exchange on which PubCo's equity securities are listed; and

WHEREAS, in order to preserve PubCo's "controlled company" eligibility described in the WHEREAS clause immediately above, the Stockholders desire to, and to cause their Permitted Transferees (as defined in the Investor Rights Agreement) to, exercise their voting rights together with respect to their voting securities of PubCo as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders agree as follows:

ARTICLE I

Agreement To Vote; Transfers

Section 1.01 Agreement to Vote. From and after the date hereof until the termination of this Agreement pursuant to Section 4.01, each Stockholder hereby agrees to, and agrees to cause its Permitted Transferees to, hold all of the Class V Common Stock held by such Stockholder and/or such Stockholder's Permitted Transferees and any other securities of PubCo acquired by such Stockholder and/or such Stockholder's Permitted Transferees after the Closing (and any securities of PubCo issued with respect to, upon conversion of, or in exchange or substitution for such Class V Common Stock or other securities of PubCo), whether registered in its name, such Stockholder's Permitted Transferees' name or otherwise (collectively, the "Stock") subject to, and to vote the Stock together, in unanimity, with the other Stockholders and/or their Permitted Transferees at any regular or special meeting of the stockholders of PubCo (including any adjournment thereof) and/or by written consent, as applicable, with regard to all matters subject to and requiring stockholder approval or written consent pursuant to the Charter, the Delaware General Corporation Law and all other applicable laws. For the avoidance of doubt, nothing in this Agreement shall (a) prohibit any Stockholder or their Permitted Transferees from Transferring (as defined in the Investor Rights Agreement) any of the Stock held or beneficially owned by such Stockholder and/or such Stockholder's Permitted Transferees in accordance with and as permitted by the Investor Rights Agreement, the Charter and all applicable laws or (b) require any Stockholder or such Stockholder's Permitted Transferee that is a member of the board of directors of PubCo (the "Board") to vote together or in unanimity with any other Stockholder or Stockholder's Permitted Transferee that is a member of the Board with respect to any action, recommendation or vote of the Board. The voting of Stock in accordance with this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by the Charter, the Delaware General Corporation Law and any other applicable law.

Section 1.02 Notice of Transfers; Other Covenants. Each Stockholder hereby covenants and agrees (a) to promptly notify the other Stockholders (and/or, to the extent that they then hold any Stock, their respective Permitted Transferees) in writing (email being sufficient) of any Transfer (as defined in the Investor Rights Agreement) of the Stock held or beneficially owned by such Stockholder that would cause the Stockholders and their respective Permitted Transferees, taken together, to hold or own less than 50% of the issued and outstanding voting securities of PubCo, (b) that any Transfer of the Stock held or beneficially owned by such Stockholder to a Permitted Transferee (as defined in the Investor Rights Agreement) shall be conditioned upon such Permitted Transferee's agreement to become a party to this Agreement by execution and delivery of a joinder to this Agreement in form and substance reasonably satisfactory to the other Stockholders, and (c) that such Stockholder will not deposit such Stockholder's Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder's Stock.

Section 1.03 Representations and Warranties. Each Stockholder hereby represents and warrants, severally as to such Stockholder, and not jointly, to the other Stockholders as follows:

(a)               Ownership of Shares. As of the date hereof, the Stockholder is the record and beneficial owner of the number of shares of Class V Common Stock and Class A Common Stock of PubCo set forth on such Stockholder's signature page attached hereto (the "Existing Stock"). On the date hereof, the Existing Stock constitutes all of the Stock owned of record or beneficially owned by such Stockholder (including the Earnout Shares) (as defined in the Transaction Agreement). Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder's Existing Stock with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)               Organization; Power; Binding Agreement. If the Stockholder is an entity, the Stockholder is a legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full organizational power and authority to enter into and perform all of its obligations under this Agreement. If the Stockholder is an individual, such Stockholder has the legal capacity to enter into and perform all of his or her obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder has been duly and validly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy agreement, pledge agreement, shareholders agreement or voting trust or, if the Stockholder is an entity, the Stockholder's organizational documents. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other Stockholders party hereto, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

ARTICLE II

GRANT OF PROXY

Section 2.01 Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable until this Agreement terminates in accordance with Section 4.01 or this Section 2.01 is amended to remove such grant of proxy in accordance with Section 4.04 hereof, to vote all such Stock in the manner provided in Article I hereof.

ARTICLE III

Specific Enforcement

Section 3.01 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

ARTICLE IV

Miscellaneous

Section 4.01 Termination. This Agreement and the obligations of the Stockholders and their Permitted Transferees, as applicable, set forth herein shall terminate and be of no further force or effect, upon Neil G. Bluhm and the NGB 2013 Grandchildren’s Dynasty Trust (and/or their respective Permitted Transferees), on the one hand, or Richard Schwartz (and/or his respective Permitted Transferees), on the other hand, providing 30 days’ prior written notice of termination to the other parties hereto.

Section 4.02 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 4.03 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a business day and, if otherwise, on the next business day, (b) one (1) business day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.03, notices, demands and other communications shall be sent to the addresses indicated below:

if to a Stockholder, to the address set forth on such Stockholder's signature page attached hereto with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:	Richard Campbell, P.C. Karen Flanagan
Email:	richard.campbell@kirkland.com karen.flanagan@kirkland.com

Section 4.04 Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Stockholders (and/or, to the extent that they then hold any Stock, their respective Permitted Transferees). Any amendment or waiver so effected shall be binding upon all the parties hereto and all parties' respective successors and permitted assigns, whether or not any such party, successor or assign entered into or approved such amendment or waiver. Notwithstanding the foregoing, any provision hereof may be waived by the waiving party on such party's behalf, without the written consent of any other party.

Section 4.05 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.06 Binding Effect on Transferees, Heirs, Successors and Assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto.

Section 4.07 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties agree that any drafts of this Agreement prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the parties agrees that no party or any affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any suit among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms "hereof," "herein," "hereunder," "hereby" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to a Section or paragraph such reference is to a Section or paragraph to this Agreement unless otherwise specified;

(e) the word "include," "includes," and "including" when used in this Agreement shall be deemed to be followed by the words "but not limited to," unless otherwise specified; (f) the word "or" is not exclusive; and (g) the word "if" shall mean "if and only if".

Section 4.08 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.09 Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY'S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY'S JURY TRIAL RIGHTS FOLLOWING

CONSULTATION WITH LEGAL COUNSEL. Each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any proceeding arising out of or relating to this Agreement, agrees that all claims in respect of any such proceeding shall be heard and determined in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 4.09, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 4.10 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Stockholders with respect to the subject matter hereof and supersedes all other agreements of the Stockholders relating to the subject matter.

Section 4.11 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party delivers to the other party hereto a counterpart hereof signed by such original party. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

Section 4.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Stockholders have executed this Voting Agreement as of the date first above written.

NEIL G. BLUHM:

/s/ Neil Bluhm

Existing Stock: 110,304,011

Address:

900 N. Michigan Avenue, Suite 1600
Chicago, IL 60611

NGB 2013 GRANDCHILDREN’S DYNASTY TRUST:

By: /s/ Neil Bluhm
Name: Neil Bluhm
Its: Trustee

Existing Stock: 107,411,780

Address:

900 N. Michigan Avenue, Suite 1600
Chicago, IL 60611

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the Stockholders have executed this Voting Agreement as of the date first above written.

RICHARD SCHWARTZ:

/s/ Richard Schwartz

Existing Stock: 8,275,353

Address:

900 N. Michigan Avenue, Suite 950
Chicago, IL 60611

[SIGNATURE PAGE TO VOTING AGREEMENT]